Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS RECORD SECOND QUARTER 2009 RESULTS,
WITH EARNINGS PER SHARE UP 52%,
RAISES THIRD AND FOURTH QUARTER 2009 SALES AND EPS TARGETS

     Pleasanton, California, August 20, 2009 -- Ross Stores, Inc. (ROST) today reported that earnings per share for the 13 weeks ended August 1, 2009 rose 52% to $.82, from $.54 for the 13 weeks ended August 2, 2008. Net earnings for the second quarter of 2009 grew 45% to a record $103.4 million, from $71.3 million in the second quarter of 2008. Sales for the 13 weeks ended August 1, 2009 increased 8% to $1.769 billion, with comparable store sales up 3% on top of a strong 6% gain in the prior year.

     For the six months ended August 1, 2009, earnings per share rose 37% to $1.55, from $1.13 for the six months ended August 2, 2008. Net earnings for the six months ended August 1, 2009 grew 29% to a record $194.8 million, compared to $150.8 million in the prior year period. Sales for the first six months of 2009 increased 8% to $3.460 billion, with comparable store sales up 3% on top of a 5% gain last year.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are extremely pleased with our healthy sales and robust earnings gains in the second quarter and first six months, both of which were well ahead of plan. This outstanding performance is even more notable considering the ongoing difficult macro economic and retail climate. Our ability to deliver compelling bargains, while operating our business on much lower inventories, remains the primary driver of our strong results. The best performing merchandise categories during the second quarter and year to date periods were Dresses and Shoes, while the strongest regions were the Mid-Atlantic and Southeast.”

     Mr. Balmuth continued, “Second quarter operating margin grew about 260 basis points to 9.7%, driven by a 240 basis point improvement in gross margin and a 20 basis point decrease in selling, general and administrative costs versus the prior year. The gross margin improvement was mainly due to substantial gains in merchandise margin and much lower freight costs as a percent of sales.”

     Mr. Balmuth also noted, “As we ended the first half of the year, our balance sheet and cash flows remained healthy. We continued to return capital to stockholders through our stock repurchase and dividend programs. During the first six months of fiscal 2009, we repurchased 4.2 million shares of common stock for an aggregate purchase price of $154 million. We are on track to complete the remaining $146 million stock repurchase authorization by the end of fiscal 2009.”

     Looking ahead, Mr. Balmuth said, “We are optimistic about the important back-to-school and holiday periods for a number of reasons. We delivered exceptional sales and earnings growth for the first six months on top of strong results the prior year and are up against much easier comparisons in the second half. More importantly, we are well positioned in the value retailing sector and excited about our merchandise offerings and the availability of great product as we enter the fall season. As a result, we are now forecasting same store sales gains of 5% to 6% for both the third and fourth quarters, up from our previous guidance for a 2% to 3% increase.”

     Based on these updated sales targets, the Company is projecting third and fourth quarter earnings per share to be in the ranges of $.57 to $.63 and $.88 to $.94, respectively. These 2009 ranges compare to earnings per share of $.44 and $.76 in the 2008 third and fourth quarters, respectively. For the fiscal year ending January 30, 2010, the Company now projects earnings per share to increase 29% to 34% to $3.00 to $3.12, up from $2.33 in fiscal 2008.

     The Company will provide additional details concerning its second quarter results and management’s outlook for the third and fourth quarters on a conference call to be held Thursday, August 20, 2009 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com. A recorded version of the call will also be available until the end of October at the website address and via a telephone recording through 8:00 p.m. Eastern time on Thursday, August 27, 2009 at (706) 645-9291, PIN # 86370053.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in financial and credit markets and the severity and duration of the current recession; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2008 and Form 10-Q and 8-K’s for fiscal 2009. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2008 revenues of $6.5 billion. As of August 1, 2009 the Company operated 939 Ross Dress for Less® (“Ross”) stores and 51 dd’s DISCOUNTS® locations, compared to 888 Ross and 55 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
($000, except stores and per share data, unaudited)	2009	2008	2009	2008
Sales	$1,768,636	$1,640,412	$3,460,235	$3,196,740

Costs and expenses
Costs of goods sold	1,311,136	1,255,222	2,579,845	2,436,779
Selling, general and administrative	286,158	268,839	558,188	516,511
Interest expense (income), net	1,390	(1,052)	3,046	(2,673)
Total costs and expenses	1,598,684	1,523,009	3,141,079	2,950,617

Earnings before taxes	169,952	117,403	319,156	246,123
Provision for taxes on earnings	66,545	46,104	124,362	95,339
Net earnings	$103,407	$71,299	$194,794	$150,784

Earnings per share
Basic	$0.84	$0.55	$1.57	$1.15
Diluted	$0.82	$0.54	$1.55	$1.13

Weighted average shares outstanding (000)
Basic	123,467	130,110	124,080	130,714
Diluted	125,658	132,433	126,063	132,914

Dividends per share
Cash dividends declared per share	$0.11	$0.10	$0.11	$0.10

Stores open at end of period	990	943	990	943

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	August 1,	August 2,
($000, unaudited)	2009	2008
Assets

Current Assets
Cash and cash equivalents	$520,424	$309,554
Short-term investments	1,135	2,821
Accounts receivable	49,375	49,423
Merchandise inventory	926,244	1,018,726
Prepaid expenses and other	63,926	63,223
Deferred income taxes	13,669	20,883
Total current assets	1,574,773	1,464,630

Property and equipment, net	942,745	906,533
Long-term investments	21,752	44,176
Other long-term assets	61,379	63,078
Total assets	$2,600,649	$2,478,417

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$702,977	$682,565
Accrued expenses and other	219,479	234,423
Accrued payroll and benefits	172,913	153,077
Income taxes payable	11,268	-
Total current liabilities	1,106,637	1,070,065

Long-term debt	150,000	150,000
Other long-term liabilities	168,558	168,814
Deferred income taxes	106,032	83,418

Commitments and contingencies

Stockholders’ Equity	1,069,422	1,006,120
Total liabilities and stockholders’ equity	$2,600,649	$2,478,417

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	August 1,	August 2,
($000, unaudited)	2009	2008
Cash Flows From Operating Activities
Net earnings	$194,794	$150,784
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	75,502	65,866
Stock-based compensation	13,017	11,330
Deferred income taxes	9,400	3,275
Tax benefit from equity issuance	5,256	6,608
Excess tax benefit from stock-based compensation	(4,008)	(4,714)
Change in assets and liabilities:
Merchandise inventory	(45,186)	6,569
Other current assets	(16,890)	(23,257)
Accounts payable	180,240	58,145
Other current liabilities	(678)	23,200
Other long-term, net	2,521	8,750
Net cash provided by operating activities	413,968	306,556

Cash Flows From Investing Activities
Additions to property and equipment	(80,731)	(113,472)
Proceeds from sales of property and equipment	10	117
Net proceeds from (purchases of) investments	16,811	(1,950)
Net cash used in investing activities	(63,910)	(115,305)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	4,008	4,714
Issuance of common stock related to stock plans	31,745	36,470
Treasury stock purchased	(4,546)	(2,907)
Repurchase of common stock	(154,371)	(152,631)
Dividends paid	(27,825)	(24,923)
Net cash used in financing activities	(150,989)	(139,277)

Net increase in cash and cash equivalents	199,069	51,974

Cash and cash equivalents:
Beginning of period	321,355	257,580
End of period	$520,424	$309,554

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$105,012	$109,099

Non-Cash Investing Activities
Increase (decrease) in fair value of investment securities	$886	$(1,817)